Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	May 6, 2025
Contact:	Timothy J. Mulvaney
Vice President, Treasurer and CFO
Telephone:	(540) 777-3997

RGC RESOURCES, INC. REPORTS

SECOND QUARTER EARNINGS

ROANOKE, Va.  (May 6, 2025)--RGC Resources, Inc. (Nasdaq:  RGCO) announced consolidated Company earnings of $7,676,208, or $0.74 per share, for the second quarter ended March 31, 2025, compared to $6,443,390, or $0.63 per share, for the second quarter ended March 31, 2024.  The primary drivers of the increased earnings were higher base rates that went into effect July 1, 2024 and increased volumes, offset by lower earnings from unconsolidated affiliate and higher interest expense.

Cooler winter weather and higher base rates drove higher margins and earnings. CEO Paul Nester stated, “We had a strong second quarter as utility margin increased 12%, enhanced by a colder January and by a large industrial customer who continued strong utilization compared to the same period a year ago.  The Company’s earnings from its investment in the MVP, with the pipeline in operation, were $801,175 in the second quarter ended March 31, 2025, down from $1,229,384 in the second quarter ended March 31, 2024.  The larger 2024 amount corresponded to the Company’s share of Allowance for Funds Used During Construction (AFUDC) during the construction phase.”

Through the first six months of fiscal 2025, the Company’s net income of $12,945,897, or $1.26 per share, was up 12.9% from $11,463,382, or $1.14 per share, with similar reasons as the quarter – higher utility margin offset by lower earnings from the Company’s investment in MVP and higher interest expense.  In early April, the State Corporation Commission issued a final order and made permanent the negotiated rates from the Company’s 2024 rate case filing.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

Utility margin is a non-GAAP measure defined as utility revenues less cost of gas.  Management considers this non-GAAP measure to provide useful information to both management and investors for purpose of such comparability and in evaluating operating performance, but it should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for, or superior to, GAAP results.

The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from any expectations expressed in the Company’s forward-looking statements, regarding inflation, interest rates, customer growth, infrastructure investment and margins. These risks and uncertainties include gas prices and supply, domestic and geopolitical considerations, along with risks included under Item 1-A in the Company’s fiscal 2024 Form 10-K.  Forward-looking statements reflect the Company’s current expectations only as of the date they are made. The Company assumes no duty to update these statements should expectations change or actual results differ from current expectations except as required by applicable laws and regulations.

Past performance is not necessarily a predictor of future results.

Summary financial statements for the second quarter and fiscal year to date are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024

Operating revenues	$36,462,097	$32,659,376	$63,751,583	$57,078,728
Operating expenses	26,062,155	24,029,667	46,023,620	41,796,982
Operating income	10,399,942	8,629,709	17,727,963	15,281,746
Equity in earnings of unconsolidated affiliate	801,175	1,229,384	1,655,388	2,697,219
Other income, net	463,633	89,487	936,969	210,273
Interest expense	1,630,275	1,566,613	3,410,205	3,202,886
Income before income taxes	10,034,475	8,381,967	16,910,115	14,986,352
Income tax expense	2,358,267	1,938,577	3,964,218	3,522,970

Net income	$7,676,208	$6,443,390	$12,945,897	$11,463,382

Net earnings per share of common stock:
Basic	$0.74	$0.63	$1.26	$1.14
Diluted	$0.74	$0.63	$1.26	$1.13

Cash dividends per common share	$0.2075	$0.2000	$0.4150	$0.4000

Weighted average number of common shares outstanding:
Basic	10,304,222	10,170,595	10,281,725	10,099,533
Diluted	10,308,368	10,174,006	10,285,939	10,102,284

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,
Assets	2025	2024
Current assets	$25,777,943	$28,525,645
Utility property, net	267,560,507	254,140,117
Other non-current assets	33,082,837	30,693,768

Total Assets	$326,421,287	$313,359,530

Liabilities and Stockholders’ Equity
Current liabilities	$45,489,019	$21,702,382
Long-term debt, net	115,226,622	135,916,887
Deferred credits and other non-current liabilities	47,872,423	45,196,399
Total Liabilities	208,588,064	202,815,668
Stockholders’ Equity	117,833,223	110,543,862

Total Liabilities and Stockholders’ Equity	$326,421,287	$313,359,530